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As filed with the Securities and Exchange Commission on September 30, 2004.

Registration No. 333-116384

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Theravance, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Rick E Winningham
Chief Executive Officer
901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert V. Gunderson, Jr., Esq.
Jay K. Hachigian, Esq.
David T. Young, Esq.
John F. Dietz, Esq.
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
(650) 321-2400	Alan F. Denenberg, Esq. Martin A. Wellington, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    / /

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    / /

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

              Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:

SEC registration fee	$12,163
NASD filing fee	10,100
Nasdaq National Market listing fee	125,000
Printing and engraving expenses	265,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	550,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	227,737

Total	$2,400,000

The registrant will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers.

              The Delaware General Corporation Law and the registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's certificate of incorporation filed as Exhibit 3.2 hereto and the registrant's bylaws filed as Exhibit 3.5 hereto.

              The registrant has entered into indemnification agreements with its officers and directors, a form of which is attached as Exhibit 10.11 hereto and incorporated herein by reference. The Indemnification Agreements provide the registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The purchase agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of purchase agreement filed as Exhibit 1.1 hereto.

              The registrant currently maintains a directors' and officers' liability insurance policy.

Item 15.    Recent Sales of Unregistered Securities.

              In the three years preceding the filing of this registration statement, the registrant has sold the following securities that were not registered under the Securities Act:

Common Stock

              In June 2001, the registrant issued an aggregate of 13,602 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $20,051.10 pursuant to exercises of options granted under its 1997 Stock Plan.

              In July 2001, the registrant issued an aggregate of 517 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $681.70 pursuant to exercises of options granted under its 1997 Stock Plan.

              In August 2001, the registrant issued an aggregate of 80 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $106.25 pursuant to exercises of options granted under its 1997 Stock Plan.

              In September 2001, the registrant issued an aggregate of 386 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $3,294.50 pursuant to exercises of options granted under its 1997 Stock Plan.

              In October 2001, the registrant issued an aggregate of 423 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $557.60 pursuant to exercises of options granted under its 1997 Stock Plan.

              In November 2001, the registrant issued an aggregate of 360 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $2,218.05 pursuant to exercises of options granted under its 1997 Stock Plan.

              In December 2001, the registrant issued an aggregate of 1,714 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $11,131.50 pursuant to exercises of options granted under its 1997 Stock Plan.

              In February 2002, the registrant issued an aggregate of 80,645 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $106,250 pursuant to exercises of options granted under its 1997 Stock Plan.

              In April 2002, the registrant issued an aggregate of 10,406 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $8,165 pursuant to exercises of options granted under its 1997 Stock Plan.

              In May 2002, the registrant issued an aggregate of 2,127 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $7,034.80 pursuant to exercises of options granted under its 1997 Stock Plan.

              In June 2002, the registrant issued an aggregate of 2,150 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $5,874.15 pursuant to exercises of options granted under its 1997 Stock Plan.

              In July 2002, the registrant issued an aggregate of 1,174 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $10,010 pursuant to exercises of options granted under its 1997 Stock Plan.

              In August 2002, the registrant issued an aggregate of 27 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $231.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In November 2002, the registrant issued an aggregate of 3,003 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $25,608.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In March 2003, the registrant issued an aggregate of 141,129 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $437,500.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In April 2003, the registrant issued an aggregate of 4,585 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $12,399.90 pursuant to exercises of options granted under its 1997 Stock Plan.

              In May 2003, the registrant issued an aggregate of 1,517 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $1,999.20 pursuant to exercises of options granted under its 1997 Stock Plan.

              In July 2003, the registrant issued an aggregate of 1,461 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $12,167.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In August 2003, the registrant issued an aggregate of 2,692 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $5,143 pursuant to exercises of options granted under its 1997 Stock Plan.

              In September 2003, the registrant issued an aggregate of 1,935 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $6,000.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In October 2003, the registrant issued an aggregate of 490 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $4,180.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In December 2003, the registrant issued an aggregate of 13,445 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $26,913.00 pursuant to exercises of options granted under its 1997 Stock Plan and its Long-Term Stock Option Plan.

              In January 2004, the registrant issued an aggregate of 1,714 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $13,378.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In February 2004, the registrant issued an aggregate of 16,741 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $21,886.00 pursuant to exercises of options granted under its 1997 Stock Plan and its Long-Term Stock Option Plan.

              In March 2004, the registrant issued an aggregate of 3,813 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $25,972.50 pursuant to exercises of options granted under its 1997 Stock Plan.

              In April 2004, the registrant issued an aggregate of 88,569 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $478,413.00 pursuant to exercises of options granted under its 1997 Stock Plan.

              In May 2004, the registrant issued an aggregate of 81,769 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $280,535.50 pursuant to exercises of options granted under its 1997 Stock Plan.

              In June 2004, the registrant issued an aggregate of 47,989 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $193,158.05 pursuant to exercises of options granted under its 1997 Stock Plan.

              In July 2004, the registrant issued an aggregate of 23,914 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $296,544 pursuant to exercises of options granted under its 1997 Stock Plan.

              In August 2004, the registrant issued an aggregate of 7,865 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $97,536 pursuant to exercises of stock options granted under its 1997 Stock Plan.

              In September 2004, the registrant issued an aggregate of 360 shares of its common stock to employees, consultants, directors and other service providers for an aggregate purchase price of $3,596 pursuant to exercises of options granted under its 1997 Stock Plan.

              No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

Class A Common Stock

              In May 2004, the company sold an aggregate of 6,387,096 shares of its Class A common stock to one accredited investor at an aggregate purchase price of $108,900,000.

              In May 2004, one accredited investor exchanged 2,580,645 shares of our common stock for shares of our Class A common stock.

Series E Preferred Stock

              In December 2002, the company sold an aggregate of 2,580,645 shares of its Series E convertible preferred stock to one accredited investor at an aggregate purchase price of $40,000,000.00.

Options

              In June 2001, the registrant granted options to purchase an aggregate of 246,451 shares of common stock at an exercise price of $8.52 per share.

              In December 2001, the registrant granted options to purchase an aggregate of 978,354 shares of common stock at an exercise price of $8.52 per share.

              In February 2002, the registrant granted options to purchase an aggregate of 1,087,522 shares of common stock at an exercise price of $8.52 per share.

              In April 2002, the registrant granted options to purchase an aggregate of 280,709 shares of common stock at an exercise price of $8.52 per share.

              In June 2002, the registrant granted options to purchase an aggregate of 470,000 shares of common stock at an exercise price of $8.52 per share.

              In December 2002, the registrant granted options to purchase an aggregate of 167,935 shares of common stock at an exercise price of $3.10 per share.

              In January 2003, the registrant granted options to purchase an aggregate of 1,556,541 shares of common stock at an exercise price of $3.10 per share.

              In April 2003, the registrant granted options to purchase an aggregate of 221,612 shares of common stock at an exercise price of $3.10 per share.

              In June 2003, the registrant granted options to purchase an aggregate of 97,419 shares of common stock at an exercise price of $3.10 per share.

              In September 2003, the registrant granted options to purchase an aggregate of 54,838 shares of common stock at an exercise price of $3.10 per share.

              In December 2003, the registrant granted options to purchase an aggregate of 35,483 shares of common stock at an exercise price of $3.10 per share.

              In February 2004, the registrant granted options to purchase an aggregate of 657,810 shares of common stock at an exercise price of $3.10 per share.

              In March 2004, the registrant granted options to purchase an aggregate of 1,932,258 shares of common stock at an exercise price of $9.68 per share.

              In April 2004, the registrant granted options to purchase an aggregate of 271,612 shares of common stock at an exercise price of $9.68 per share.

              In May 2004, the registrant granted options to purchase an aggregate of 12,903 shares of common stock at an exercise price of $12.40 per share.

              In June 2004, the registrant granted options to purchase an aggregate of 12,580 shares of common stock at an exercise price of $12.40 per share.

              In September 2004, the registrant granted options to purchase an aggregate of 232,580 shares of common stock at an exercise price of $12.40 per share.

              The foregoing options were granted to employees, directors and consultants in accordance with the terms of the registrant's equity compensation plans. Such issuances were made in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

Warrants

              In November 2002, the registrant issued a warrant to a financial institution for an aggregate of 31,361 shares of Series D-1 preferred stock with an exercise price per share of $13.95.

              No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

Exhibit No.	Exhibit Index
1.1**	Form of Purchase Agreement
3.1**	Restated Certificate of Incorporation of the registrant (in effect until September 27, 2004)
3.2**	Amended and Restated Certificate of Incorporation of the registrant effecting a reverse stock split (currently in effect)
3.3**	Form of Amended and Restated Certificate of Incorporation of the registrant to take effect upon the closing of the offering
3.4**	Bylaws of the registrant (currently in effect)
3.5**	Form of Amended and Restated Bylaws to take effect as of the closing of the offering
4.1**	Specimen certificate representing the common stock of the registrant
4.2**	Form of Rights Agreement
5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
10.1**	1997 Stock Plan
10.2**	Long-Term Stock Option Plan

10.3**	2004 Equity Incentive Plan
10.4**	Employee Stock Purchase Plan
10.5**	Change in Control Severance Plan
10.6**	Warrant issued to Comdisco, dated as of April 27, 1998
10.7**	Warrant issued to Silicon Valley Bank, dated as of November 26, 2002
10.8**	Amended and Restated Lease Agreement, 951 Gateway Boulevard, between the registrant and HMS Gateway Office L.P., dated January 1, 2001
10.9**	Lease Agreement, 901 Gateway Boulevard, between the registrant and HMS Gateway Office L.P., dated January 1, 2001
10.10#**	Collaboration Agreement between the registrant and Glaxo Group Limited, dated as of November 14, 2002
10.11**	Form of Indemnification Agreement for directors and officers of the registrant
10.12**	Class A Common Stock Purchase Agreement between the registrant and SmithKline Beecham Corporation, dated as of March 30, 2004
10.13**	Amended and Restated Investors' Rights Agreement by and among the registrant and the parties listed therein, dated as of May 11, 2004
10.14**	Amended and Restated Governance Agreement by and among the registrant, SmithKline Beecham Corporation and GlaxoSmithKline dated as of June 4, 2004
10.15#	Strategic Alliance Agreement between the registrant and Glaxo Group Limited, dated as of March 30, 2004
10.16#**	License Agreement between the registrant and Janssen Pharmaceutica, dated as of May 14, 2002
10.17**	Offer Letter with Rick E Winningham dated August 23, 2001
10.18**	Full Recourse Note Secured by Deed of Trust and Stock Pledge issued by Rick E Winningham to the registrant, dated as of July 1, 2002
10.19**	Stock Pledge Agreement between the registrant and Rick E Winningham, dated as of July 1, 2002
10.20**	Letter Agreement between the registrant and Rick E Winningham, dated as of June 4, 2004
10.21**	Offer Letter with Patrick P.A. Humphrey dated April 6, 2001
10.22**	Full Recourse Note Secured by Deed of Trust and Stock Pledge issued by Patrick P.A. Humphrey to the registrant, dated as of February 27, 2002
10.23**	Stock Pledge Agreement between the registrant and Patrick P.A. Humphrey, dated as of February 27, 2002
10.24**	Letter Agreement between the registrant and Patrick P.A. Humphrey dated June 4, 2004
10.25**	Offer Letter with David L. Brinkley dated June 30, 2000

10.26**	Warrant issued to Comdisco, dated as of May 7, 1997
10.27**	Letter Agreement between the registrant and Marty Glick, dated as of September 10, 2004
10.28**	Class A Common Stock Purchase Agreement between the registrant and GSK
21.1**	List of Subsidiaries
23.1**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)
23.2**	Consent of Independent Registered Public Accounting Firm
24.1**	Power of Attorney

**
Previously filed

#
Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

(b)
Consolidated Financial Statements Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, the required information is disclosed in the notes to the consolidated financial statements or the schedules are inapplicable, and therefore have been omitted.

Item 17.    Undertakings.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on September 30, 2004.

THERAVANCE, INC.
By:	* Rick E Winningham Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Rick E Winningham	Chief Executive Officer and Director (principal executive officer)	September 30, 2004
* Marty Glick	Chief Financial Officer (principal financial and accounting officer)	September 30, 2004
* P. Roy Vagelos	Director	September 30, 2004
* Julian C. Baker	Director	September 30, 2004
* Jeffrey M. Drazan	Director	September 30, 2004
* Robert V. Gunderson, Jr.	Director	September 30, 2004
* Arnold J. Levine	Director	September 30, 2004
* Ronn C. Loewenthal	Director	September 30, 2004
* Michael Mullen	Director	September 30, 2004
* William H. Waltrip	Director	September 30, 2004
* George M. Whitesides	Director	September 30, 2004
* William D. Young	Director	September 30, 2004
*By:	/s/ BRADFORD J. SHAFER Bradford J. Shafer Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit Index
1.1**	Form of Purchase Agreement
3.1**	Restated Certificate of Incorporation of the registrant (in effect until September 27, 2004)
3.2**	Amended and Restated Certificate of Incorporation of the registrant effecting a reverse stock split (currently in effect)
3.3**	Form of Amended and Restated Certificate of Incorporation of the registrant to take effect upon the closing of the offering
3.4**	Bylaws of the registrant (currently in effect)
3.5**	Form of Amended and Restated Bylaws to take effect as of the closing of the offering
4.1**	Specimen certificate representing the common stock of the registrant
4.2**	Form of Rights Agreement
5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
10.1**	1997 Stock Plan
10.2**	Long-Term Stock Option Plan
10.3**	2004 Equity Incentive Plan
10.4**	Employee Stock Purchase Plan
10.5**	Change in Control Severance Plan
10.6**	Warrant issued to Comdisco, dated as of April 27, 1998
10.7**	Warrant issued to Silicon Valley Bank, dated as of November 26, 2002
10.8**	Amended and Restated Lease Agreement, 951 Gateway Boulevard, between the registrant and HMS Gateway Office L.P., dated January 1, 2001
10.9**	Lease Agreement, 901 Gateway Boulevard, between the registrant and HMS Gateway Office L.P., dated January 1, 2001
10.10#**	Collaboration Agreement between the registrant and Glaxo Group Limited, dated as of November 14, 2002
10.11**	Form of Indemnification Agreement for directors and officers of the registrant
10.12**	Class A Common Stock Purchase Agreement between the registrant and SmithKline Beecham Corporation, dated as of March 30, 2004
10.13**	Amended and Restated Investors' Rights Agreement by and among the registrant and the parties listed therein, dated as of May 11, 2004
10.14**	Amended and Restated Governance Agreement by and among the registrant, SmithKline Beecham Corporation and GlaxoSmithKline dated as of June 4, 2004
10.15#	Strategic Alliance Agreement between the registrant and Glaxo Group Limited, dated as of March 30, 2004
10.16#**	License Agreement between the registrant and Janssen Pharmaceutica, dated as of May 14, 2002
10.17**	Offer Letter with Rick E Winningham dated August 23, 2001
10.18**	Full Recourse Note Secured by Deed of Trust and Stock Pledge issued by Rick E Winningham to the registrant, dated as of July 1, 2002

10.19**	Stock Pledge Agreement between the registrant and Rick E Winningham, dated as of July 1, 2002
10.20**	Letter Agreement between the registrant and Rick E Winningham, dated as of June 4, 2004
10.21**	Offer Letter with Patrick P.A. Humphrey dated April 6, 2001
10.22**	Full Recourse Note Secured by Deed of Trust and Stock Pledge issued by Patrick P.A. Humphrey to the registrant, dated as of February 27, 2002
10.23**	Stock Pledge Agreement between the registrant and Patrick P.A. Humphrey, dated as of February 27, 2002
10.24**	Letter Agreement between the registrant and Patrick P.A. Humphrey dated June 4, 2004
10.25**	Offer Letter with David L. Brinkley dated June 30, 2000
10.26**	Warrant issued to Comdisco, dated as of May 7, 1997
10.27**	Letter Agreement between the registrant and Marty Glick, dated as of September 10, 2004
10.28**	Class A Common Stock Purchase Agreement between the registrant and GSK
21.1**	List of Subsidiaries
23.1**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)
23.2**	Consent of Independent Registered Public Accounting Firm
24.1**	Power of Attorney

**
Previously filed

#
Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Common Stock
  Class A Common Stock
  Series E Preferred Stock
  Options
  Warrants
SIGNATURES
EXHIBIT INDEX